Filed Pursuant to Rule 424(b)(3)
Registration Statement File No. 333-165509

PROSPECTUS SUPPLEMENT
(To Syndicated Community
Offering Prospectus dated May 6, 2010)

Up to 23,000,000 Shares
(subject to increase to up to 26,450,000 shares)

COMMON STOCK

This supplements the syndicated community offering prospectus of ViewPoint Financial Group, Inc. dated May 6, 2010.  This prospectus supplement should be read together with the prospectus.

We have extended the community offering until noon, Central Time, on June 28, 2010 and have commenced the syndicated community offering.

The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription offering and community offering.

We are increasing the number of shares that you may purchase in the offering.

We have increased the amount of stock that you may purchase as follows:

•	You may now purchase up to 5.0% ($11,500,000 at the maximum of the offering range) of the shares sold in the offering.

•
You, together with any associates or persons who may be acting in concert with you (as defined in the prospectus), may now purchase up to 5.0% ($11,500,000 at the maximum of the offering range) of the shares sold in the offering.

These purchase limitations apply to purchases made in the subscription, community or syndicated community offerings.  If you have purchased shares of common stock in the subscription, community and syndicated community offerings, your total orders must comply with the purchase limitations set forth above. We may, in our sole discretion and without further notice, accept orders for up to 8.79% of the total number of shares to be sold in the offering, provided that orders for stock exceeding 5% of the total offering shall not exceed in the aggregate 10% of the offering.  The ownership limitations for current ViewPoint Financial Group shareholders disclosed in the prospectus remain unchanged.

Completion of the offering remains subject to (i) approval of our plan of conversion and reorganization by ViewPoint Financial Group’s shareholders and ViewPoint Bank’s depositors, (ii) receipt of final regulatory approvals, including approval of an updated appraisal, and (iii) the sale of at least 17,000,000 shares of common stock, which is the minimum of our offering range.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P. Sole Book-Running Manager	STERNE AGEE Co-Manager

The date of this prospectus supplement is June 16, 2010